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Exhibit 10.4

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NO SHARES OF BUTTE COMMUNITY BANK'S STOCK SHALL BE ISSUED PURSUANT HERETO UNLESS THE BUTTE COMMUNITY BANK 1997 STOCK OPTION PLAN SHALL HAVE FIRST BEEN APPROVED BY THE SHAREHOLDERS OF BUTTE COMMUNITY BANK.

BUTTE COMMUNITY BANK

INCENTIVE STOCK OPTION AGREEMENT

        This Incentive Stock Option Agreement (the "Agreement") is made and entered into as of the 1st day of May, 1997, by and between Butte Community Bank, a California corporation (the "Bank"), and Keith C. Robbins ("Optionee");

        WHEREAS, pursuant to the Butte Community Bank 1997 Stock Option Plan (the "Plan"), a copy of which is attached hereto, the Board of Directors of the Bank (or the Stock Option Committee, if authorized by the Board of Directors) has authorized granting to Optionee, an incentive stock option to purchase all or any part of Four thousand one hundred seventy-six (4,176) authorized but unissued shares of the Bank's common stock for cash at the price of Fourteen Dollars and fifty Cents ($14.50) per share, such option to be for the term and upon the terms and conditions hereinafter stated;

        NOW, THEREFORE, it is hereby agreed:

        1.    Grant of Option.    Pursuant to said action of the Board of Directors, or the Stock Option Committee, if applicable, and pursuant to authorizations granted by all appropriate regulatory and governmental agencies, the Bank hereby grants to Optionee the option to purchase, upon and subject to the terms and conditions of the Plan, which is incorporated in full herein by this reference, all or any part of Four thousand one hundred seventy-six (4,176) shares of the Bank's common stock (hereinafter called "stock") at the price of Fourteen Dollars and fifty Cents ($14.50) per share, which price is not less than one hundred percent (100%) of the fair market value of the stock (or not less than 110% of the fair market value for Optionee-shareholders who own more than ten percent (10%) of the total combined voting power of all classes of stock of the Bank) as of the date of action of the Board of Directors, or the Stock Option Committee, if applicable, granting this option.

        2.    Exercisability.    This option shall be exercisable as to 100% of value. This option shall remain exercisable as to all of such shares until April 30, 2007, (but not later than ten (10) years from the date this option is granted) unless this option has expired or terminated earlier in accordance with the provisions hereof. Shares as to which this option becomes exercisable pursuant to the foregoing provision may be purchased at any time prior to expiration of this option.

        3.    Exercise of Option.    This option may be exercised by written notice delivered to the Bank stating the number of shares with respect to which this option is being exercised, together with cash in the amount of the purchase price of such shares. Not less than ten (10) shares may be purchased at any one time unless the number purchased is the total number which may be purchased under this option and in no event may the option be exercised with respect to fractional shares. Upon exercise, Optionee shall make appropriate arrangements and shall be responsible for the withholding of any federal and state taxes then due.

        4.    Cessation of Employment.    Except as provided in Paragraphs 2 and 5 hereof, if Optionee shall cease to be an employee of the Bank or a subsidiary corporation for any reason other than Optionee's death or disability [as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended from time to time (the "Code")], this option shall expire three (3) months thereafter. During the three (3) month period this option shall be exercisable only as to those installments, if any, which had accrued as of the date when the Optionee ceased to be an employee of the Bank or a subsidiary corporation.

        5.    Termination of Employment for Cause.    If Optionee's employment with the Bank or a subsidiary corporation is terminated for cause, this option shall expire immediately, unless reinstated by the Board of Directors within thirty days (30) days of such termination by giving written notice of such reinstatement to Optionee at his or her last known address. In the event of such reinstatement, Optionee may exercise this option only to such extent, for such time, and upon such terms and conditions as if Optionee had ceased to be an employee of the Bank or a subsidiary corporation upon the date of such termination for a reason other than cause, death or disability. Termination for cause shall include, but not be limited to, termination for malfeasance or gross misfeasance in the performance of duties or conviction of a crime involving moral turpitude, and, in any event, the determination of the Board of Directors with respect thereto shall be final and conclusive.

        6.    Nontransferability; Death or Disability of Optionee.    This option shall not be transferable except by will or by the applicable laws of descent and distribution and shall be exercisable during Optionee's lifetime only by Optionee. If Optionee dies while serving as an employee of the Bank or a subsidiary corporation, or during the three (3) month period referred to in Paragraph 4 hereof, this option shall expire one (1) year after the date of Optionee's death or on the day specified in Paragraph 2 hereof, whichever is earlier. After Optionee's death but before such expiration, the persons to whom Optionee's rights under this option shall have passed by will or by the applicable laws of descent and distribution or the executor or administrator of Optionee's estate shall have the right to exercise this option as to those shares for which installments had accrued under Paragraph 2 hereof as of the date on which Optionee ceased to be an employee of the Bank or a subsidiary corporation.

        If Optionee terminates his or her employment because of disability, Optionee may exercise this option to the extent he or she is entitled to do so at the date of termination, at any time within one (1) year of the date of termination, or before the expiration date specified in Paragraph 2 hereof, whichever is earlier.

        7.    Employment.    This Agreement shall not obligate the Bank or a subsidiary corporation to employ Optionee for any period, nor shall it interfere in any way with the right of the Bank or a subsidiary corporation to reduce Optionee's compensation.

        8.    Privileges of Stock Ownership.    Optionee shall have no rights as a shareholder with respect to the Bank's stock subject to this option until the date of issuance of stock certificates to Optionee. Except as provided in the Plan, no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificates are issued.

        9.    Modification and Termination.    The rights of Optionee are subject to modification and termination upon the occurrence of certain events as provided in Sections 13 and 14 of the Plan.

        10.    Notification of Sale.    Optionee agrees that Optionee, or any person acquiring shares upon exercise of this option, will notify the Bank not more than five (5) days after any sale or other disposition of such shares. No shares issuable upon the exercise of this option shall be issued and delivered unless and until the Bank has fully complied with all applicable requirements of any regulatory agency having jurisdiction over the Bank, and all applicable requirements of any exchange upon which stock of the Bank may be listed.

        11.    Notices.    Any notice to the Bank provided for in this Agreement shall be addressed to it in care of its President or Chief Financial Officer at its main office and any notice to Optionee shall be addressed to Optionee's address on file with the Bank or a subsidiary corporation, or to such other address as either may designate to the other in writing. Any notice shall be deemed to be duly given if and when enclosed in a properly sealed envelope and addressed as stated above and deposited, postage prepaid, with the United States Postal Service. In lieu of giving notice by mail as aforesaid, any written notice under this Agreement may be given to Optionee in person, and to the Bank by personal delivery to its President or Chief Financial Officer.

        12.    Incentive Stock Option.    This Agreement is intended to be an incentive stock option agreement as defined in Section 422 of the Code.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OPTIONEE		BUTTE COMMUNITY BANK
By	/s/ K C ROBBINS	By	/s/ K C ROBBINS
		By	/s/ DONALD W. LEFORCE

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  Exhibit 10.4
BUTTE COMMUNITY BANK INCENTIVE STOCK OPTION AGREEMENT